Execution Copy

STOCK PURCHASE AGREEMENT

By and Between

XALOY INCORPORATED, as Purchaser,

SAURER LTD, as Purchaser Guarantor,

and

AMPCO-PITTSBURGH SECURITIES V CORP., as a Seller,

AMPCO UES SUB, INC., as a Seller,

AMPCO-PITTSBURGH CORPORATION, as Seller Guarantor.

***********

Dated: June 26, 2003

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated June 26, 2003, by and between XALOY INCORPORATED, a Delaware corporation (“Purchaser”), SAURER LTD, a corporation organized under the laws of Switzerland (“Purchaser Guarantor”), AMPCO-PITTSBURGH SECURITIES V CORP., a Delaware corporation, and AMPCO UES SUB, INC., a Delaware corporation (each a “Seller” and together the “Sellers”), and AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation (“Seller Guarantor”), provides:

INTRODUCTION

New Castle Industries, Inc., a Pennsylvania corporation, Ampco NCII Sub, Inc., a Delaware corporation, Bimex Industries, Inc., a Delaware corporation, Atlantic Grinding & Welding, Inc., a Pennsylvania corporation, Keystone Rolls, Inc., a Pennsylvania corporation, and F. R. Gross Co., Inc., a Pennsylvania corporation (each a “Subsidiary” and together the “Subsidiaries”), are engaged primarily in the business of producing extrusion and injection feed screws, bimetallic barrels and heat transfer rolls for use in the plastics processing industry (the “Business”). One of the Sellers, Ampco-Pittsburgh Securities V Corp., owns all of the capital stock of F. R. Gross Co., Inc. (“F. R. Gross”). The other Seller, Ampco UES Sub, Inc., owns all of the capital stock of New Castle Industries, Inc. New Castle Industries, Inc. owns all of the capital stock of Ampco NCII Sub, Inc., which in turn owns all of the capital stock of Bimex Industries, Inc., Atlantic Grinding & Welding, Inc. (“Atlantic Grinding”) and Keystone Rolls, Inc. The Sellers and the Subsidiaries are direct or indirect subsidiaries of the Seller Guarantor. The Purchaser desires to purchase all of the issued and outstanding shares of the capital stock of F. R. Gross and New Castle Industries, Inc. (the “Stock”) and thereby acquire, directly or indirectly, all of the shares of capital stock of the Subsidiaries and thus the Business. The Purchaser is a wholly owned subsidiary of the Purchaser Guarantor. Purchaser has agreed to buy, and the Sellers have agreed to sell, the Stock upon the terms and conditions of this Agreement. Definitions of capitalized terms used in this Agreement are referenced and defined in Article IX below.

Accordingly, in consideration of their mutual undertakings, and intending to be legally bound hereby, the parties agree as set forth below.

ARTICLE I

PURCHASE OF STOCK

1.1 Sale and Purchase of Stock. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, Sellers shall sell, assign, transfer and deliver the Stock to Purchaser, and Purchaser shall purchase from Sellers and take delivery of the Stock at the Closing.

1.2 Purchase Price. The total purchase price for the Stock shall be $17,216,044 [based on the most recent available month-end balance sheet less $1,750,000] (the “Purchase Price”), which may be increased or decreased post-Closing by the Purchase Price Adjustment, if any.

1.3 Transactions at Closing. At Closing:

1.3.1 Delivery of Stock. Sellers will deliver to Purchaser (or its designee(s)) certificates representing the Stock duly endorsed in negotiable form or accompanied by stock powers duly executed in blank.

1.3.2 Cash Payments and Note. The Purchaser shall pay the Purchase Price to Sellers as follows:

1.3.2.1 $15.6 million of the Purchase Price will be paid in cash by wire transfer;

1.3.2.2 The balance of the Purchase Price will be paid by delivery of a duly executed promissory note in the form of that attached hereto as Exhibit 1, jointly payable to the Sellers, bearing interest quarterly at the Prime Rate, guaranteed by Purchaser Guarantor, and payable in quarterly installments of interest with the principal due on the earlier of (i) April 30, 2006, or (ii) a Change of Control, subject to adjustment in accordance with Section 1.4 below (the “Note”); and

1.3.2.3 The Purchase Price, including any Purchase Price Adjustment, shall be allocated among the Stock of the Subsidiaries based on the allocation schedule attached hereto as Exhibit 2. Sellers and Purchaser acknowledge and agree to allocate the Purchase Price in accordance with such allocation schedule for all Tax and accounting purposes, unless otherwise required by any Legal Requirement.

1.4 Post-Closing Purchase Price Adjustment. As soon as the Consolidated Net Worth is finally determined (as discussed in Section 2.5 and Article IX), Purchaser shall pay Sellers, or Sellers shall refund to Purchaser, as the case may be, the difference between the Consolidated Net Worth and the Purchase Price (the “Purchase Price Adjustment”). The Purchase Price Adjustment shall first be made as of the Closing Date by credit against the principal of the Note, if the Purchase Price exceeds the Consolidated Net Worth, or by addition to the principal of the Note if the Consolidated Net Worth exceeds the Purchase Price, all on a dollar-for-dollar basis.

ARTICLE II

OTHER AGREEMENTS

2.1 Conduct of the Business Until Closing. Except as provided in Sections 2.3 and 2.4 below, from and after the date of this Agreement and until the Closing Date, Sellers will cause the Subsidiaries to conduct the Business in accordance with the following provisions:

2.1.1 Carry on in Regular Course. The Subsidiaries shall carry on the Business in the regular course and in substantially the same manner as heretofore carried on without implementing any unusual methods of purchase, sale, management, accounting or operations that vary in a material manner from the methods used in 2002 and preserve its material properties, business and relationships with its employees, suppliers and customers. The Sellers or Subsidiaries shall use commercially reasonable efforts to promptly advise Purchaser in writing if the Subsidiaries suffer a Material Adverse Effect in any of their financial condition, business or affairs.

2.1.2 Indebtedness. The Subsidiaries shall not (a) create, incur or assume any material Indebtedness for borrowed money without the prior written consent of Purchaser; (b) mortgage, pledge or otherwise materially encumber any of its properties or assets; and (c) create or assume any other material Indebtedness, except accounts payable incurred in the ordinary course of business.

2.1.3 Issuance and Redemption of Stock. The Subsidiaries shall not issue any shares of stock of any class or grant any warrants, options or rights to subscribe for any share of stock of any class of securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of stock of any class.

2.1.4 Employment Terms; Compensation. Except in the ordinary course of business or as disclosed in the Disclosure Schedule, the Subsidiaries shall not: (i) enter into any new employment contract or extend or modify the terms of any existing employment contract or other arrangement, or grant any increases in the rate of pay of any of its employees; (ii) amend any existing employee benefit plan or institute any new employee benefit plan or grant any increases in employee fringe benefits, without the prior written consent of Purchaser; or (iii) make any loans to any employee or other person.

2.1.5 Capital Assets. The Subsidiaries shall not (i) acquire, sell or dispose of any capital asset with a value greater than $50,000, or (ii) enter into any lease of any capital asset with an annual lease payment greater than $25,000, without Purchaser’s prior written consent.

2.1.6 Organizational Documents. No Subsidiary may amend its Organizational Documents or merge or consolidate with or into any other corporation.

2.1.7 No Commitments. No Subsidiary may enter into any agreements or commitments obligating it to any of the foregoing prohibited actions.

2.1.8 Compliance With Law. The Subsidiaries will comply, in all material respects, with all applicable Legal Requirements and Orders.

2.2 Acquisition Review. Purchaser and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the Subsidiaries to conduct such examinations and investigations of the Subsidiaries as it reasonably deems necessary (the “Acquisition Review”). Inspection by Purchaser shall not relieve the Sellers of their obligations under this Agreement or constitute a waiver by Purchaser of any of the representations and warranties under Article III. The Subsidiaries shall cooperate in all reasonable respects with the Acquisition Review, including providing Purchaser with such operating data and other information with respect to the assets and the Business as Purchaser shall from time to time reasonably request; provided that Seller shall not have any obligation to disclose customer names, pricing information, cost information, or similar proprietary competitive information at any time prior to Closing. Purchaser shall conduct the Acquisition Review with a minimum of disruption to the Business, and shall direct and coordinate all of its requests through Rose Hoover. Purchaser may, at its sole cost and expense, engage an environmental engineering firm to perform environmental site assessments, accompanied by a designated representative of the Seller, which do not contain invasive testing or sampling, to investigate compliance with Environmental Laws (“Phase I Sampling”). The Subsidiaries shall be responsible for correction of matters disclosed in the Phase I Sampling and neither Seller nor Seller Guarantor shall have any liability in connection with such matters. Purchaser acknowledges and agrees that pre-Closing invasive testing or sampling (“Phase II Sampling”) will not be permitted without the prior written consent of Sellers. Sellers shall have the right to determine in its sole discretion whether to allow Purchaser to proceed with Phase II Sampling and to approve the scope of such Phase II Sampling. If such Phase II Sampling is permitted by Sellers, the scope and conditions of such sampling shall be set forth in writing by the Purchaser for the Sellers’ review and approval. The Purchaser and its agents shall strictly abide by the conditions and limitations set forth in the written instructions approved by Sellers (unless the Agreement is terminated by Purchaser in accordance with Section 8.1.2). Purchaser shall, if requested by Sellers, provide copies of all reports, including Phase I and Phase II Sampling reports, to Sellers. If Phase II Sampling is undertaken but the Contemplated Transactions are not consummated, Purchaser will restore all property of the Subsidiaries to its condition prior to the Phase II Sampling and will indemnify and hold Sellers and the Subsidiaries harmless from and against any damages caused by the Phase II Sampling.

2.3 Related Party Transactions. Prior to Closing, Sellers will cause all of the Subsidiaries’ intercompany debt to be satisfied.

2.4 Employment Agreements. On or before Closing, Purchaser shall offer employment agreements to Tom Doland, Tim Womer, Keith Young and Fred Scocchera in substantially the form attached hereto as Exhibit 3 and otherwise upon terms and conditions satisfactory to Purchaser (the “Employment Agreements”).

2.5 Preparation of Consolidated Balance Sheet. In order to determine the Consolidated Net Worth, Purchaser shall cause to be prepared and delivered to the Sellers within 60 days after Closing the Consolidated Balance Sheet. The parties shall cooperate in every reasonable way in the preparation of the Consolidated Balance Sheet, and each of them shall have the right to review all pertinent working papers. The Sellers shall notify Purchaser within 30 days after the receipt of a copy of the Consolidated Balance Sheet if they consider it to be erroneous in any respect (the “Dispute Notice”). If the parties are unable, within 30 days after the date on which such Dispute Notice was given, to resolve the matter by agreement, then for a period of 30 days thereafter either the Sellers or Purchaser shall have the right to demand that the disputed items be determined by binding arbitration by written notice to the other (the “Demand”). If the parties cannot mutually agree on a method of binding arbitration within 15 days after the Demand, then the parties shall mutually select a firm of independent certified public accountants (the “Arbitrator”), whose good faith final determination of the disputed items shall be binding and conclusive on the parties, their successors and assigns. The Arbitrator shall provide to each Purchaser and the Sellers a copy of its preliminary report of finding within 45 days after selection, and each of the parties shall have 30 days after receipt of the draft to comment thereon. The Arbitrator shall make its final determination regarding any disputed items within 110 days after the selection. If Purchaser and the Sellers cannot agree on the selection of the Arbitrator within 10 days after the request of either, or if the Arbitrator fails to make its report as required herein, then any judge of a court of competent jurisdiction shall, at the request of either, appoint the Arbitrator. If neither of the Sellers deliver a Dispute Notice within the appropriate time period then the Consolidated Balance Sheet as submitted by Purchaser shall be final and conclusive and binding upon all parties for all purposes. The reasonable fees and expenses of the Arbitrator in making such review shall be paid one-half by Purchaser and one-half by the Sellers.

2.6 Cooperation. Purchaser and the Sellers shall cooperate in all respects in connection with the giving of any notices to any third party (including any Governmental Body) or securing the Consent of any third party required in connection with the transactions contemplated by this Agreement (“Third Party Consents”), if any.

2.7 Confidentiality and Public Statements. The terms and conditions of this Agreement shall remain confidential, and all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Subsidiaries or Purchaser and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Purchaser and Sellers. Any and all information, disclosures, knowledge or facts regarding the Sellers and the Subsidiaries, its business and its operation and properties, derived from or resulting from the Purchaser’s Acquisition Review or otherwise obtained by the Purchaser pursuant to or in connection with this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except as required by law and except to the officers, directors, employees, agents, attorneys, financial advisors and accountants of Purchaser, its lenders and other potential financing sources for the purpose only of evaluating, financing and consummating the Contemplated Transactions, who shall be bound by the confidentiality restrictions, and the Purchaser shall be responsible for any breach of confidentiality by any such person or representative. Notwithstanding the foregoing, the following information shall not be confidential: (a) information that is known to the receiving party prior to disclosure by the disclosing party; (b) information that is, at the time of disclosure by the disclosing party or at any time thereafter becomes, public through no fault of the receiving party; (c) information that is received by the receiving party from a third party under no obligation or confidence, express or implied, to the disclosing party; or (d) information that is required to be disclosed by operation of law. If this Agreement terminates before Closing, the Purchaser shall return promptly any information obtained regarding the Sellers, the Subsidiaries, its business and its operations and properties and the Purchaser shall instruct its representatives also to return any such information regarding the Sellers, the Subsidiaries, its business and its operations and properties. In addition, the Purchaser’s confidentiality obligations outlined hereunder shall survive termination of this Agreement.

2.8 Prohibited Competition. Each of the Sellers and the Seller Guarantor agrees, in consideration of the Purchase Price for the Stock to be paid by Purchaser hereunder, that it will not without the prior written consent of the Purchaser take any of the following actions:

2.8.1 For a period of five years from the Closing Date, directly or indirectly engage in the Business in North America;

2.8.2 For a period of five years from the Closing Date, either individually or on behalf of or through any third party, compete with the Subsidiaries in the Business; or

2.8.3 For a period of three years from the Closing Date, knowingly solicit, entice or persuade any employee of the Subsidiaries to leave the services of the Subsidiaries for any reason.

Sellers and Seller Guarantor acknowledge that, in the event of a breach or threatened breach of any of the terms of this section, Purchaser and/or the Subsidiaries will suffer irreparable injury for which there is no adequate remedy at law. Purchaser and the Subsidiaries shall have the right to seek a remedy at law as well as, or in lieu of, equitable relief in the event of any such breach.

2.9 Taxes for Periods Prior to Closing.

2.9.1 Federal Income Tax and Returns for Periods Through Closing Date. Seller Guarantor shall include the income of the Subsidiaries on its consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income. For United States federal income Tax purposes, the income of the Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Subsidiaries as of the end of the Closing Date. Purchaser or Purchaser Guarantor shall cause Subsidiaries to furnish information to Seller Guarantor and Sellers as reasonably requested by Seller Guarantor to allow Seller Guarantor to satisfy its obligations under this section in accordance with past custom and practice.

2.9.2 Tax Indemnification. Seller Guarantor shall indemnify Purchaser and Subsidiaries and hold them harmless from and against all Taxes of Subsidiaries and Taxes of other members of the Seller Guarantor Affiliated Group that are imposed on Subsidiaries by statute or contract for all Taxable periods: (i) ending on or before the Closing Date; and (ii) the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”); provided, however, that Seller Guarantor shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between Tax and book income) on the face of the Consolidated Balance Sheet and used to determine the Purchase Price Adjustment.

2.9.3 Straddle Period. In the case of any Straddle Period: (i) the amount of real property, personal property and other ad valorem Taxes which relate to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in such Straddle Period; and (ii) the amount of all other Taxes for the portion of the Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

2.9.4 Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Subsidiaries for Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date (other than the Seller Guarantor’s consolidated federal income Tax Returns described in Section 2.9.1 herein and any other state, local, or foreign Tax Returns with respect to which any Subsidiary is included as a member of a consolidated, combined, or unitary group of Seller Guarantor or any Seller, which Tax Returns shall be prepared and filed by Seller Guarantor or Sellers) and shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Subsidiaries relating to any Straddle Period. Purchaser shall permit Seller

Guarantor to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns requested by Seller Guarantor that Purchaser in good faith determines are appropriate.

2.9.5 Tax Sharing Agreements. Any tax sharing agreement between Seller Guarantor and any of the Subsidiaries or Sellers and any of the Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or past year).

2.9.6 Indemnification for Post-Closing Transactions. Purchaser, Purchaser Guarantor, Seller Guarantor and Sellers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of Subsidiaries’ stock on Purchaser Guarantor’s federal income Tax Return to the extent permitted by Treasury Regulations § 1.1502-76(b)(1)(ii)(B). Purchaser and Purchaser Guarantor, jointly and severally, agree to indemnify Seller Guarantor and Sellers for any additional Tax owed by Seller Guarantor or Sellers resulting from any transaction engaged in by Subsidiaries not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of the Stock.

2.9.7 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby shall be borne by Purchaser.

2.9.8 Cooperation on Tax Matters. Purchaser, Purchaser Guarantor, Seller Guarantor, Sellers and Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 2.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, Seller Guarantor, Sellers and Subsidiaries agree (i) to retain all books and records with respect to Tax matters pertinent to Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the relevant statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, Seller, Seller Guarantor or Subsidiaries, as the case may be, shall allow the other party to take possession of such books and records.

2.10 Certain Notices to Sellers. Prior to Closing, Purchaser or Purchaser Guarantor agrees to give Sellers notice of any breach of a representation and warranty by Sellers of which it has Knowledge prior to Closing, and Purchaser, Purchaser Guarantor, and Subsidiaries agree to give Sellers notice of any claims made after Closing by Purchaser, Purchaser Guarantor, or any Subsidiary with respect to the insurance policies listed in Section 3.19 of the Disclosure Schedule. Failure to give any such notice shall not be deemed to amend the Disclosure Schedule or Article VII or to prevent or cure any breach of a representation or warranty.

2.11 Defined Benefit Plan Benefits.

2.11.1 The Seller Guarantor shall cause to be amended, effective on the Closing Date, its defined benefit pension plan as defined in Section 3(35) of ERISA, and known as the Ampco-Pittsburgh Corporation Retirement Plan (the “Seller Pension Plan”) to provide for the transfer of assets and liabilities with respect to (i) those employees of the Business who participate in the Seller Pension Plan on the Closing Date and who are employees of the Business on the Closing Date and (ii) those deferred vested and retired former Participants in the Seller Pension Plan who were employed at locations comprising the Business (collectively, the “Transferred Participants”) in their accrued benefit as of the Closing Date. Effective upon the Closing Date, the Purchaser shall assume the liabilities and obligations for funding, payment and administration of accrued benefits of all Transferred Participants under the Seller Pension Plan as of the Closing Date. The Purchaser shall have established as of the Closing Date, or shall establish as soon as practicable after the Closing Date, a tax-qualified defined benefit pension plan or plans which shall discharge the pension obligations of the Purchaser set forth in this Section with regard to the accrued benefits of Transferred Participants (“Purchaser Pension Plan”). As soon as practicable after the Closing Date, the Seller Guarantor shall cause a transfer of the pension liabilities and obligations being assumed by Purchaser and of the assets, as calculated below, from the Seller Pension Plan to Purchaser Pension Plan and Seller Guarantor shall cause to be provided to the fiduciaries and administrators of the Purchaser Pension Plan such records regarding the Transferred Participants as are necessary for the proper administration of the Purchaser Pension Plan.

2.11.2 The assets to be transferred from the Seller Pension Plan to the Purchaser Pension Plan shall be an amount equal to the projected benefit obligations of the Seller Pension Plan with respect to the Transferred Participants as of the Closing Date as determined using the actuarial and financial assumptions applied to the Seller Pension Plan as an ongoing plan as of December 31, 2002 for purposes of preparation of the financial reporting and disclosure of Seller Guarantor, with adjustments, if any, described below. Seller Guarantor’s actuary shall calculate the amount of assets to be transferred (the “Transfer Amount”) by applying the assumptions, methods and methodologies used, as of December 31, 2002, in the preparation of financial statements of Seller Guarantor. Notwithstanding any provision herein to the contrary, the transfer amount shall not be less than the amount required by Sections 414(1) and 401(a)(12) of the IRC. The Transfer Amount determined by the Seller’s actuary shall be adjusted for investment earnings at the actual rate of return of the EB Temporary Investment Fund (the “Earnings”) for the period between the Closing Date and the actual dates of transfer (see below) and reduced by the amount of any benefit payments to Transferred Participants and a proportional share of investment and administrative expenses incurred by or on behalf of Seller Pension Plan relative to asset values for such period. The amount of assets caused to be transferred pursuant to this Section 2.11 shall be calculated by Seller Guarantor’s actuary and reported to Purchaser in reasonable detail within 60 days after the Closing Date (“Plan Calculations”). Purchaser shall have the right to review all pertinent working papers. The Purchaser shall notify the Seller Guarantor within 60 days after receipt of the Plan Calculations if it considers them to be erroneous in any respect, and thereafter the matter shall be resolved in the same manner as disputes with respect to the Consolidated Balance Sheet are resolved in accordance with Section 2.4, with such notice from Purchaser being treated as a “Dispute Notice.” The transfer of assets from Seller Pension Plan to Purchaser Pension Plan shall be made in cash. The Seller Guarantor and the Purchaser shall each file on a timely basis any IRS Forms 5310-A required with respect to such transfer.

2.11.3 All transfers from the Seller Pension Plan to the Purchaser Pension Plan shall be made in accordance with the provisions of this Section 2.11. As soon as is administratively practical, but in no event later than 30 days after Purchaser provides Seller Guarantor with evidence reasonably satisfactory to it that Purchaser has established a qualified trust (or trusts) under Section 501(a) of the IRC to hold the assets of the Purchaser Pension Plan and that Purchaser Pension Plan is qualified under Section 401(a) of the IRC (“Initial Transfer Date”), Seller Guarantor shall cause its trusts under the Seller Pension Plan to make an initial transfer of assets in cash equal to 85% of the amount reasonably estimated by Seller Guarantor’s Actuary in good faith to be equal to the Transfer Amount (the “Initial Transfer Amount”). In addition, prior to the Initial Transfer Date, Seller Guarantor shall provide Purchaser with evidence reasonably satisfactory to Purchaser that the Seller Pension Plan remains qualified under Section 401(a) of the IRC. As soon as practicable, and in any event within 30 days, after the final determination of the amounts to be transferred (“True-Up-Date”), Seller Guarantor shall cause a second transfer to be made in cash of the “True-Up Amount.” The True-Up Amount shall be equal to the following amount:

(Transfer Amount minus Initial Transfer Amount), minus the sum of (i) benefit payments made to Transferred Participants since the Closing Date from the Seller Pension Plan and (ii) the appropriate share of expenses of Seller Pension Plan and plus Earnings on the excess of the Transfer Amount over the Initial Transfer Amount from the Initial Transfer Date to the True-Up Date.

If the Initial Transfer Amount exceeds the Transfer Amount, as soon as practicable following such determination, Purchaser shall cause a transfer to be made to the respective Pension Plan equal to the excess of the Initial Transfer Amount over the Transfer Amount, adjusted to reflect earnings at the short term investment fund rate available to the Purchaser Pension Plan from the Initial Transfer Date until the date of transfer.

2.12 Defined Contribution Plan Benefits.

2.12.1 Plans Sponsored by Atlantic Grinding and F. R. Gross. Atlantic Grinding sponsors the Atlantic Grinding & Welding Savings & Retirement Plan and F. R. Gross sponsors the F. R. Gross Company Savings and Retirement Plan (the “Sponsored Plans”). The Sponsored Plans shall, by operation of law, be and remain the plans of and responsibility of Atlantic Grinding and F. R. Gross on and after the Closing Date. Seller Guarantor shall cause to be delivered as soon as reasonably practical after the Closing Date such records as are not in the possession of Atlantic Grinding and/or F. R. Gross on the Closing Date as are necessary to the proper administration of the Sponsored Plans.

2.12.2 Ampco-Pittsburgh Corporation Retirement Savings Plan (“Seller’s Defined Contribution Plan”). As of the Closing Date, Seller Guarantor shall cause to be amended Seller’s Defined Contribution Plan to (i) cease contributions to such plan with respect to Transferred Participants and (ii) to transfer to a qualified defined contribution plan established by Purchaser the liability to pay and administer the accrued benefits of all Transferred Participants together with an amount of cash equal to such accrued benefits. The transfer of accrued benefits shall be made as soon as administratively practical, but in no event later than 30 days following the delivery by the Purchaser of evidence reasonably satisfactory to Seller that Purchaser has established a trust or trusts qualified under Section 501(a) of the IRC to hold the accrued benefits.

2.13 Lease Guarantee. New Castle Industries, Inc. has entered into a Guaranty of Lease dated December 3, 2002, for the benefit of the William T. Sanders Trust with respect to a lease of South Carolina real estate. Sellers and Seller Guarantor shall indemnify Purchaser and Subsidiaries and hold them harmless from and against any liability, cost and expense arising out of or in connection with the Guaranty of Lease.

2.14 Title Insurance. Prior to Closing, Purchaser, at its sole cost and expense, will cause current title insurance commitments to be issued by a reputable and financially responsible title insurance company to be selected by Purchaser (collectively, the “Title Commitments”), showing marketable title to be vested in a Subsidiary of each parcel of real estate listed in Section 3.11 of the Disclosure Schedule and committing to insure such title by the issuance of a 1992 ALTA form of extended coverage policies of owner’s title insurance, as the case may be (the “Title Policies”), in such amounts that the Purchaser reasonably determines to approximate the value of such parcels of real estate.

2.15 Environmental Remediation. If Phase II Sampling is undertaken in accordance with Section 5.3, unless this Agreement is terminated in accordance with Section 8.1, upon completion of the Phase II Sampling, Sellers agree to pay for (subject to reimbursement as set forth below), perform and control Cleanup of any Environmental Condition revealed by the Phase II Sampling (“Remediation”); provided in no event shall the Sellers be responsible for any Remediation after Sellers’ costs and/or expenses exceed (excluding Environmental Reimbursements made by Purchaser) the Indemnification Cap. In the event the projected Cleanup cost is less than $250,000.00, the Purchaser shall have the right at its option, but not the obligation, to control the Remediation, and if Purchaser so elects to control the Remediation, the Sellers will have no further obligation with respect to the Remediation. The Remediation shall not be required to exceed the least stringent standards required by applicable Governmental Body(ies) and to comply with applicable Environmental Laws for the current use of the affected land. Purchaser agrees to reimburse Sellers’ out-of-pocket costs and expenses reasonably incurred in performing the Remediation up to an aggregate amount of $250,000.00 (“Environmental Reimbursements”). The Purchaser may attend and participate in any meeting the Sellers may have with any Governmental Body regarding any such Cleanup. The Remediation and the performance thereof shall not, without Purchaser’s prior written consent, (i) unreasonably interfere with the operation of the Business, or (ii) impose any material additional cost or expense upon any of the Subsidiaries in the operation of the Business after Closing. Sellers will use all commercially reasonable efforts to perform and expeditiously complete the Remediation, and Purchaser shall cooperate with Sellers in every reasonable way in the performance of the Remediation. Sellers and Purchaser acknowledge that (i) the Remediation may require land use and/or deed restrictions and other similar limitations that do not unreasonably interfere with future use of the land consistent with its current use in the Business, (ii) the Remediation may require additional investigations and analyses after Closing before a comprehensive remediation plan can be developed, and (iii) the Remediation itself may require further testing and monitoring after Closing that might clarify and/or disclose pre-Closing Environmental Conditions requiring additional Cleanup for which Sellers will be responsible (subject to the provisions of this Section 2.15). The Remediation shall be sufficient to receive sign-off and closure from the appropriate Governmental Body(ies).

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS AND

SELLER GUARANTOR

The Sellers and the Seller Guarantor, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Article III are true, correct and accurate as of the date of this Agreement and will be true correct and accurate as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof and initialed for identification by the parties as hereafter supplemented and amended by the mutual written agreement of the parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless , however, the Disclosure Schedule identifies the exception with reasonable particularity. The Disclosure Schedule will be arranged in sections and paragraphs corresponding to the sections and paragraphs contained in this Article III, and each disclosure will identify the Subsidiary(ies) involved. Disclosure of any information, agreement, or other item in the Disclosure Schedule referenced by a particular section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other section, be deemed to be disclosed in that section whether or not an explicit cross-reference appears.

3.1 Ownership of Stock. Each of the Sellers is the lawful owner of shares of the Stock as shown on the Capitalization Chart (as defined below), free and clear of all Encumbrances (other than restrictions under applicable Legal Requirements, including federal and state securities laws) and claims of every kind; each has full legal right, power and authority to enter into this Agreement and to sign, assign, transfer and convey the shares of the Stock so owned by it; and delivery by each of them to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of all Encumbrances.

3.2 Existence and Good Standing. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or commonwealth of its incorporation described in the caption of this Agreement. Each of the Subsidiaries has the corporate power to own its property and to carry on its business as now being conducted. Each Subsidiary is duly qualified as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on such Subsidiary.

3.3 Capital Stock and Investments. The capitalization of each of the Subsidiaries is set forth on the Capitalization Chart attached hereto as Exhibit 4 (the “Capitalization Chart”). All of the issued and outstanding shares of the Subsidiaries are owned by either the Sellers, New Castle Industries, Inc. or Ampco NCII Sub, Inc., as reflected on the Capitalization Chart, free and clear of all Encumbrances. All such issued and outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of any of the Subsidiaries, other than as contemplated by this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of the Subsidiaries. No Subsidiary owns any equity or other interest in any corporation, partnership, association, trust, joint venture or other business enterprise, except as shown on the Capitalization Chart.

3.4 Books and Records. The Organizational Documents, books of account, minute books, stock record books, and other records of the Subsidiaries are complete and correct in all respects and have been maintained in accordance with sound business practices, except where the failure to do so would not have a Material Adverse Effect. To the extent available, such books and records have been made available to Purchaser. At the Closing, all of these books and records will be in the possession of the Subsidiaries.

3.5 Authority. This Agreement constitutes the legal, valid, and binding obligation of Sellers and Seller Guarantor, enforceable against each of them in accordance with its terms. Sellers and the Seller Guarantor have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

3.6 No Conflict. Neither the execution and delivery of this agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

3.6.1 contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Subsidiaries, or (ii) any resolution adopted by the board of directors or the stockholders of any Subsidiary;

3.6.2 materially, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Subsidiary or either Seller, or any of the assets owned or used by any Subsidiary, may be subject;

3.6.3 materially, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, any Subsidiary;

3.6.4 contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which a Subsidiary is a Party; or

3.6.5 result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Subsidiary.

No Seller or Subsidiary is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.7 Financial Statements. Sellers have delivered to Purchaser a consolidated balance sheet of the Subsidiaries as of December 31, 2002, and the internal income statements (or statements of operations) and related financial information for the fiscal year then ended (which are referred to as the “Financial Statements”). The Financial Statements (i) fairly present, in all material respects, the financial condition and the results of operations as of and for the period ending December 31, 2002, all in accordance with GAAP (except as applied to the retirement plans) consistent with the Subsidiaries’ historic practices, and reflect the consistent application of such accounting principles throughout the periods involved, (ii) are correct and complete in all material respects, and (iii) are consistent with the books and records of the Subsidiaries in all material respects. (The Financial Statements do not include retirement plan information.) No financial statements of any Person other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Subsidiaries.

3.8 No Material Adverse Change. Except as disclosed in Section 3.8 of the Disclosure Schedule, since December 31, 2002, there has not been: (a) any material adverse change in the assets, properties, liabilities, financial condition, or results of operations of the Subsidiaries; (b) any loss, damage, condemnation or destruction to the properties of the Subsidiaries that would have a Material Adverse Effect upon the business, financial condition, results of operations or properties of any of the Subsidiaries; (c) any labor dispute or disturbance, litigation or any event or condition that could reasonably have been expected to have a Material Adverse Effect upon any of the Subsidiaries; (d) any sale, transfer or other disposition of assets of the Subsidiaries except in the normal course of business; (e) any incurrence of a material liability of the Subsidiaries other than in the Subsidiaries’ ordinary course of business; (f) any merger or consolidation involving the Subsidiaries or agreement to merge or consolidate with any other corporation, or acquisition of or agreement to acquire any stock, business, properties or assets of any other person; (g) any granting of an increase in salary (or other form of compensation) or authorization or payment of bonuses or other increased or extraordinary benefits, whether or not payable or to become payable under any bonus, insurance or other benefit plan to employees other than ordinary and customary increases and changes with respect to employees other than nonexempt personnel; (h) any granting of increases in hourly compensation and fringe benefit of nonexempt personnel that as of the Closing Date exceeds in the aggregate an increase of more than 2%, other than in the ordinary course of business; (i) created, incurred or assumed any material Indebtedness; (j) any other action taken by any of the Subsidiaries other than in the ordinary course of business; or (k) any agreement or commitment to take any of the foregoing actions.

3.9 Taxes.

3.9.1 To the Knowledge of the Sellers, except as described in Section 3.9 of the Disclosure Schedule, none of the Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return other than the Seller Guarantor Affiliated Group. During the period of time that the Subsidiaries were members of the Seller Guarantor Affiliated Group, the Seller Guarantor and Subsidiaries have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Subsidiaries. The Seller Guarantor and Subsidiaries have paid, or made provision for the payment of, all Taxes due with respect to those Tax Returns, except such Taxes, if any, as are listed in Section 3.9 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

3.9.2 In addition to the Tax Returns referred to in Section 3.9.1, the Subsidiaries have filed or there has been filed with respect to the Subsidiaries on a timely basis, all Tax Returns that were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations pursuant to applicable Legal Requirements. The Subsidiaries have paid, or made provisions for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, except such Taxes, if any, as are listed in Section 3.9 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

3.9.3 Except as described in Section 3.9 of the Disclosure Schedule, during the period of time that the Subsidiaries were members of the Seller Guarantor Affiliated Group none of the Seller Guarantor, Sellers or Subsidiaries have given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which any Subsidiary may be liable.

3.9.4 To the Knowledge of the Sellers and the Seller Guarantor, there exists no proposed tax assessment against any Subsidiary except as disclosed in the Financial Statements, and no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Subsidiary. During the period of time that the Subsidiaries were members of the Seller Guarantor Affiliated Group, all Taxes that any Subsidiary is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.9.5 All Tax Returns filed by or with respect to any Subsidiary are true, correct, and complete in all material respects.

3.9.6 To Sellers’ Knowledge, no claims have been made by a Governmental Body of any jurisdiction where Tax Returns have not been filed for a Subsidiary that the Subsidiary is or may be subject to taxation under Legal Requirements of the jurisdiction.

3.10 Title to Properties; Encumbrances. Each Subsidiary has good and valid title to (a) all properties and assets (real and personal, tangible and intangible) owned by such Subsidiaries, including, without limitation, all the properties and assets owned by such Subsidiaries reflected in the 2002 Financial Statements (except for properties and assets which have since been sold or otherwise disposed of in the ordinary course of business), and (b) all the properties and assets purchased by the Subsidiaries since December 31, 2002 (except for properties and assets which have since been sold or otherwise disposed of in the ordinary course of business) are in each case subject to no Encumbrance, except for (i) liens, encumbrances and restrictions securing obligations reflected in the 2002 Financial Statements, (ii) in the case of properties and assets acquired since the date of the 2002 Financial Statements, liens for purchase money obligations, and (iii) other matters, if any, disclosed in Section 3.10 of the Disclosure Schedule. To the Knowledge of the Sellers, the buildings, structures or appurtenances (or any equipment therein), and the operation or maintenance thereof, are in compliance, in all material respects, with restrictive covenants and with all Legal Requirements and Orders, including zoning or planning restrictions applicable thereto. No material condemnation proceeding is pending or, to the Knowledge of either Seller, threatened which will preclude or materially impair the use of any such property for the purposes for which it is currently used. The real property relating to the feed screw Business specifically identified on Schedule 3.10 has been transferred to New Castle Industries, Inc.

3.11 Real Property. Section 3.11 of the Disclosure Schedule contains an accurate and complete list of all real property owned in whole or in part by the Subsidiaries. Sellers have delivered or made available to Purchaser copies of the deeds and other instruments (as recorded) by which the Subsidiaries acquired such real property and interests, and copies of substantially all of the title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Subsidiaries and relating to such property or interests. To the Knowledge of the Sellers, each Subsidiary has good and valid title to all of the real property specified as owned by it on Section 3.11 of the Disclosure Schedule, free and clear of all Encumbrances. No condemnation proceeding is pending or, to the Knowledge of either Seller, threatened which will preclude or materially impair the use of any such property for the purposes for which it is currently used.

3.12 Leases. Section 3.12 of the Disclosure Schedule lists all leases to which any Subsidiary is a party (as lessee or lessor) and that have rental payments greater than $25,000 on an annualized basis. Each lease set forth in the Disclosure Schedule is in full force and effect; all rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is currently not in default thereunder. No condemnation proceeding is pending or, to the Knowledge of either Seller, threatened which would preclude or impair the use of any such property for the purposes for which it is currently used.

3.13 Tangible Personal Property. All of the material tangible personal property used in the Business is owned by the Subsidiaries, except that which is listed in Section 3.13 of the Disclosure Schedule. The tangible personal property of the Subsidiaries taken as a whole is in adequate condition to operate the Business as currently conducted.

3.14 Intellectual Property.

3.14.1 Intellectual Property Assets. The term “Intellectual Property Assets” includes:

3.14.1.1 the names of the Subsidiaries, all fictitious business names, trade names, registered and unregistered trademarks and service marks, and applications therefor used primarily in the Business (collectively, “Marks”);

3.14.1.2 all patents and patent applications used in the Business, and all inventions and discoveries that may be patentable used primarily in the Business (collectively, “Patents”);

3.14.1.3 all copyrights in both published works and unpublished works used primarily in the Business (collectively, “Copyrights”); and

3.14.1.4 all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints used primarily in the Business (collectively, “Trade Secrets”).

3.14.2 Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Business as currently conducted. Except as disclosed in Section 3.14.2 of the Disclosure Schedule, one or more of the Subsidiaries is the owner of all right, title, interest in and to each of the Intellectual Property Assets, free and clear of any Encumbrances, or has the right to use without payment to a third party all of the Intellectual Property Assets. To the Knowledge of the Sellers, the Intellectual Property Assets are valid and not the subject of any interference, opposition, reexamination, or cancellation.

3.14.3 Licenses. Section 3.14.3 of the Disclosure Schedule contains a complete and accurate list, including any royalties paid or received by Subsidiaries, of all Contracts relating primarily to the Intellectual Property Assets to which any Subsidiary is a party or by which any Subsidiary is bound, except for any license implied by the sale of a product and licenses for commonly available software programs with a value of less than $5,000 per annum under which a Subsidiary is the licensee. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such agreement.

3.14.4 Patents.

3.14.4.1 Section 3.14.4 of the Disclosure Schedule contains a complete and accurate list of all Patents.

3.14.4.2 To the Sellers’ Knowledge, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

3.14.4.3 To the Sellers’ Knowledge, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers’ Knowledge, there is no interfering patent or patent application of any third party.

3.14.5 Non-Infringement. To the Sellers’ Knowledge, no Person is infringing upon, nor has any Person misappropriated any, Intellectual Property Assets. To the Knowledge of the Sellers, the Sellers or Subsidiaries are not infringing upon the intellectual property rights of any other Person.

3.15 Accounts Receivable. All accounts receivable of the Subsidiaries that are reflected on the 2002 Financial Statements or on the accounting records of the Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.16 Inventory. Except as Disclosed in Section 3.16 of the Disclosure Schedule, all inventory of the Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net estimated realizable value on the accounting records of the Subsidiaries as of the Closing Date.

3.17 Contracts. Section 3.17 of the Disclosure Schedule lists the following Contracts to which any Subsidiary is a party:

3.17.1 any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

3.17.2 any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

3.17.3 any Contract concerning a partnership or joint venture;

3.17.4 any Contract under which any Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $25,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

3.17.5 any Contract concerning confidentiality or noncompetition;

3.17.6 any Contract between a Subsidiary and any other Affiliated Company;

3.17.7 any profit sharing, option, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

3.17.8 any collective bargaining Contract;

3.17.9 any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

3.17.10 any Contract under which it has advanced or loaned more than $10,000 to any of its managers and employees;

3.17.11 any Contract under which the consequences of a default or termination could have a Material Adverse Effect; or

3.17.12 any other Contract, other than open sales orders, the performance of which involves consideration in excess of $50,000.

The Sellers have made available for the Purchaser a correct and complete copy of each written Contract listed in Section 3.17 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 3.17 of the Disclosure Schedule. Unless otherwise noted, with respect to each Contract listed in Section 3.17 of the Disclosure Schedule: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated or waived any provisions of the Contract, except any of the foregoing which would not have a Material Adverse Effect. For this purpose, an adverse effect involving $25,000.00 or more shall be deemed to be a Material Adverse Effect and an adverse effect involving less than $25,000.00 shall be deemed not to be a Material Adverse Effect.

3.18 Employee Plans; Labor Relations; Compliance.

3.18.1 Section 3.18 of the Disclosure Schedule attached hereto sets forth a complete list of material: labor contracts, collective bargaining agreements, employment contracts and consulting agreements with employees, executive employment agreements, executive compensation agreements, employees’ pension plans or retirement plans, employees’ profit sharing or bonus plan, employees’ stock purchase or stock option or health insurance plans and all other plans, programs, policies, practices, agreements, contracts and arrangements providing benefits to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not subject to ERISA, and whether covering one person or more than one person, sponsored or maintained by any Subsidiary, to which any Subsidiary is a party, or to which any Subsidiary contributes or is obligated to contribute (collectively, “Employee Plans”). Without limiting the generality of the foregoing, the term “Employee Plans” includes employee welfare benefit plans within the meaning of Section 3(1) of ERISA, employee pension benefit plans within the meaning of Section 3(2) of ERISA and employment agreements.

3.18.2 With respect to each Employee Plan, the Sellers have made available to Purchaser a true, correct and complete copy of: (i) each writing, if any, constituting a part of such Employee Plan and, including without limitation all plan documents, benefit schedules, participant agreements, trust agreements, and insurance contracts and other funding vehicles, if any; (ii) the three most recent annual reports (Form 5500 Series where applicable) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter or, if applicable, opinion letter from the Internal Revenue Service, if any. During the period of time that the Subsidiaries were members of the Seller Guarantor Affiliated Group, all financial statements and actuarial reports for each Employee Plan, if any, have been prepared in accordance with GAAP and actuarial principles, applied on a uniform and consistent basis. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Employee Plan that have been adopted or approved, nor has any Subsidiary undertaken to make any such amendments, except such amendments as may be required by law.

3.18.3 All Employee Plans are in all material respects in compliance with, and have been administered in compliance with, all applicable requirements of law, including but not limited to the IRC and ERISA. All contributions required to be made to each Employee Plan under the terms of such plans, ERISA or the IRC for all periods of time prior to the Closing Date have been or, as applicable, will by the Closing Date be timely made or paid in full.

3.18.4 A favorable determination letter as to the qualification of each Employee Plan intended to be qualified under Section 401(a) of the IRC has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the IRC, and any amendment made or event relating to such Employee Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such Employee Plan. No issue concerning qualification of any Employee Plan is pending before and no proceedings concerning any such issue is threatened by the Internal Revenue Service. Each Employee Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the IRC and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Employee Plan has been administered in accordance with the provisions of the IRC and such regulations and rulings, and neither any Subsidiary nor any fiduciary of any Employee Plan has done anything which would adversely affect the qualified status of any Employee Plan or related trust. Each Subsidiary has performed all material obligations required to be performed by it under, and is not in default under, or in violation of, the terms of any Employee Plan in any material respect.

3.18.5 No Employee Plan is subject to the provisions of Title IV of ERISA, or Sections 412 or 4971 of the IRC.

3.18.6 None of the ERISA Affiliates, nor any other “disqualified person” (as defined in Section 4975 of the IRC) or “party-in-interest” (as defined in Section 3(14) of ERISA), has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any Employee Plan (or its related trust), any Subsidiary or any officer, director or employee of a Subsidiary to the tax or penalty imposed under Section 4975 of the IRC.

3.18.7 There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Subsidiary following the Closing Date. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. “Controlled Group Liability” means any and all liabilities of an ERISA Affiliate other than a Subsidiary under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the IRC, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC, and (v) the group health plan requirements of Section 701 et seq. of ERISA, Section 4980D of the IRC, and Section 9801 et seq. of the IRC. “ERISA Affiliate” means any person, entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the IRC or Section 4001(b)(1) of ERISA that includes a Subsidiary, or that is a member of the same “controlled group” as a Subsidiary pursuant to Section 4001(a) (14) of ERISA.

3.18.8 There are no pending or to the knowledge of Sellers, threatened claims (other than claims for benefits in the ordinary course) or proceedings that, to the knowledge of Sellers, have been threatened, asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans that could reasonably be expected to result in any material liability of any Subsidiary.

3.18.9 Except as set forth in Section 3.18 of the Disclosure Schedule, no Subsidiary has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the IRC or Part 6 of Title I of ERISA.

3.18.10 Since January 1, 2003, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or material employment dispute against or affecting any of the Subsidiaries or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Subsidiary, and no such action is contemplated by any Subsidiary. Each Subsidiary has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar taxes, occupational safety and health, and plant closing. No Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.18.11 To the Knowledge of the Sellers, no employee or director of any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Subsidiaries, or (ii) the ability of any Subsidiary to conduct its business, including any Proprietary Rights Agreement with Sellers or the Subsidiary by any such employee or director. To Sellers’ Knowledge, no director, officer, or other key employee of any Subsidiary intends to terminate his employment with such Subsidiary.

3.19 Insurance.

3.19.1 Sellers have provided to Purchaser a true and complete list of all material policies of insurance to which any Subsidiary is a party or under which any Subsidiary, or any director of any Subsidiary, is or has been covered at any time since July 1, 1998;

3.19.2 Section 3.19.2 of the Disclosure Schedule describes:

(i) a true and accurate list of the policies referred to above in Section 3.19.1;

(ii) any self-insurance arrangement by or affecting any Subsidiary, including any reserves established thereunder;

(iii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Subsidiary; and

(iv) all obligations of the Subsidiaries to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

3.19.3 Except as set forth on Section 3.19 of the Disclosure Schedule, the Subsidiaries have given notice to the insurer of all claims that may be insured thereby.

3.19.4 Sellers have provided Purchaser with copies of the general liability and product liability insurance policies referred to in Section 3.19.1. After Closing, Sellers will provided on request copies of the other policies referred to in Section 3.19.1 as and when needed.

3.20 Legal Proceedings; Orders.

3.20.1 There is no pending Proceeding (i) that has been commenced by or against any Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To the Knowledge of the Sellers, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.20 of the Disclosure Schedule, if any.

3.20.2 There is no Order, other than Orders of general applicability, to which any Subsidiary, or any of the assets owned or used by any Subsidiary, is subject, and neither Seller is subject to any Order, other than Orders of general applicability, that relates to the business of, or any of the assets owned or used by, any Subsidiary.

3.20.3 With respect to each Subsidiary: (i) it is in full compliance, in all material respects, with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply, in any material respect, with any term or requirement of any Order to which it, or any of the assets owned or used by it, is subject; and (iii) it has not received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Subsidiary, or any of the assets owned or used by the Subsidiary, is or has been subject.

3.21 Environmental Matters. Except as set forth in Section 3.21 of the Disclosure Schedule:

3.21.1 Each Subsidiary is in compliance, in all material respects, with all Environmental Laws. Neither Sellers, Seller Guarantor or any Subsidiary has received any outstanding, citation, directive, inquiry, summons, warning, order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities.

3.21.2 There are no pending or, to the Knowledge of any of Seller Guarantor, Sellers and the Subsidiaries threatened, claims, Encumbrances, or other restrictions resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Subsidiary has an interest.

3.21.3 None of the Subsidiaries has any Environmental Liabilities with respect to the Facilities or any other properties and assets (whether real, personal, or mixed) in or at which any Subsidiary (or any predecessor) has an interest or conducted operations, except those that would not have a Material Adverse Effect.

3.21.4 Except those that are in compliance, in all material respects, with Environmental Laws, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon. None of the Subsidiaries has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Subsidiary has an interest except in compliance with Environmental Laws.

3.21.5 There has been no release that would have a Material Adverse Effect or, to the Knowledge of Seller Guarantor, Sellers and the Subsidiaries, threat of release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which any Subsidiary has an interest.

3.21.6 Sellers have made available to Purchaser any material reports, studies, analyses, tests, or monitoring initiated by Seller Guarantor, Sellers or any Subsidiary in connection with the acquisition of, or during the time of the Sellers’ ownership of, the Subsidiaries pertaining to (i) Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or (ii) concerning compliance by any of the Subsidiaries with Environmental Laws.

For the purposes of this Section 3.21, an adverse effect involving $25,000.00 or more shall be deemed to be a Material Adverse Effect and an adverse effect involving less than $25,000.00 shall be deemed to not be a Material Adverse Effect.

3.22 No Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, the Subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for: (i) liabilities or obligations reflected or reserved against in the 2002 Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2002; and (iii) liabilities or obligations of a nature that, even if known, would not require financial statement disclosure under GAAP. Each product manufactured, sold, leased, or delivered by the Subsidiaries has been in substantial compliance with all applicable contractual commitments and all express and implied warranties. No Subsidiary has any liability (and to the Sellers’ Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnification beyond the applicable standard terms and conditions of sale or lease, if any. Section 3.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each Subsidiary (containing applicable guaranty, warranty, and indemnity provisions), if any.

3.23 Bank Accounts, Powers of Attorney, Etc. Set forth in Section 3.23 of the Disclosure Schedule is an accurate and complete list showing (a) the name of each bank in which any of the Subsidiaries currently has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, (b) the names of all persons, if any, currently holding powers of attorney from any of the Subsidiaries, and (c) the names and capacities of all current officers and directors of each of the Subsidiaries.

3.24 Brokers. Neither any Subsidiary nor any Seller has any liability for any brokers’ or finders’ fees or any similar fees in connection with this Agreement or any other transaction contemplated by this Agreement. Neither any Subsidiary nor any Seller has had any other dealings, negotiations or communications with any other broker or other intermediary in connection with the transactions contemplated by this Agreement.

3.25 Licenses and Permits. Section 3.25 of the Disclosure Schedule contains a list of all material governmental licenses and material permits issued in the name of the Subsidiaries.

3.26 Full Disclosure. To the Sellers’ Knowledge, no representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.27 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE SELLERS OR SELLER GUARANTOR MAKE NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AT LAW OR IN EQUITY, IN RESPECT OF THEMSELVES OR THE SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE VALUE, QUALITY, QUANTITY, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, WORKING ORDER, COMPLIANCE WITH LAW, FUTURE PROFITABILITY OF CONTRACTS OR COMMITMENTS, PROJECTED FINANCIAL INFORMATION, PROSPECTS OR FUTURE RESULTS OF OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Purchaser Guarantor, jointly and severally, hereby represent and warrant to the Sellers that:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser Guarantor is a corporation duly organized, validly existing, and in good standing under the law of Switzerland.

4.2 Authorization; Enforceability. Purchaser and Purchaser Guarantor have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser and Purchaser Guarantor, enforceable in accordance with its terms and conditions. Purchaser and Purchaser Guarantor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.3 No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or Purchaser Guarantor is subject or any provision of their charter or By-laws.

4.4 No Broker. Purchaser or Purchaser Guarantor has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement.

4.5 Investment Intent. Purchaser is acquiring the Stock for its own account and not with a view to their distribution in a public offering within the meaning of the Securities Act of 1933, as amended.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS

5.1 Conditions Precedent to Sellers’ Obligations. All obligations of the Sellers that are to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

5.1.1 all of the representations and warranties made by Purchaser contained in Article IV of this Agreement are true, complete and correct as of the date of this Agreement, are deemed to have been made again as of the date of the Closing and are true, complete and correct at and as of the date of Closing in all material respects;

5.1.2 all of the agreements and undertakings to be performed by Purchaser under or pursuant to this Agreement at, or prior to, the Closing have been duly performed;

5.1.3 the Note and Employment Agreements have been duly agreed upon and delivered by the other parties thereto;

5.1.4 the Sellers shall have received from counsel for Purchaser an opinion in the form of that attached hereto as Exhibit 5;

5.1.5 no Proceeding is threatened or pending that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

5.1.6 if applicable, all required Third Party Consents (including Government Authorizations) have been obtained; and

5.1.7 the approvals of the board of directors of the Sellers and Seller Guarantor have been obtained.

5.2 Conditions Precedent to Purchaser’s Obligations. All obligations of Purchaser which are to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

5.2.1 all of the representations and warranties made by the Sellers contained in Article III of this Agreement are true as of the date of this Agreement, are deemed to have been made again as of the date of Closing and are true at and as of the date of Closing in all material respects;

5.2.2 all of the agreements and undertakings to be performed by the Sellers and the Subsidiaries under or pursuant to this Agreement at, or prior to, the Closing have been duly performed;

5.2.3 Purchaser has received from counsel for Sellers an opinion in the form of that attached hereto as Exhibit 6;

5.2.4 no Proceeding is threatened or pending that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

5.2.5 if applicable, all required Third Party Consents (including Government Authorizations) have been obtained;

5.2.6 the approvals of the board of directors of the Purchaser and Purchaser Guarantor have been obtained;

5.2.7 the Employment Agreements, upon terms and conditions satisfactory to Purchaser, shall have been agreed upon and delivered by the other parties thereto;

5.2.8 Purchaser shall be satisfied in its sole judgment with the results of its Acquisition Review; and

5.2.9 Purchaser has obtained Title Commitments that are reasonably satisfactory to it.

5.3 Conditions Precedent to Phase II Sampling. Sellers will notify Purchaser when the conditions set forth in Sections 5.1.5, 5.1.6 and 5.1.7 are satisfied or waived. Thereafter, Purchaser shall notify Sellers when the conditions set forth in Sections 5.2.4, 5.2.5, 5.2.6 , 5.2.7, 5.2.8 and 5.2.9 are waived or satisfied subject to Sellers’ consent to Phase II Sampling in accordance with Section 2.2. Until Sellers receive such notification from Purchaser, they may withhold consent to Phase II Sampling. Once Sellers receive such notification from Purchaser, they will promptly proceed to grant, withhold or condition consent in accordance with Section 2.2.

ARTICLE VI

CLOSING

6.1 Closing Date. Consummation of the transactions provided for herein (“Closing”) shall take place at the offices of Kirkpatrick & Lockhart LLP, Pittsburgh, PA at 10:00 a.m. on July 18, 2003, or as soon thereafter as practicable, but in any event by July 30, 2003 (“Closing Date”), or at such other time as the parties may agree.

6.2 Delivery by Sellers. At the Closing, the Sellers shall deliver:

6.2.1 Certificates representing the Stock duly endorsed in negotiable form or accompanied by stock powers duly executed in blank;

6.2.2 Opinion of the Sellers’ counsel; and

6.2.3 Such other documents and certificates as are reasonably requested by Purchaser for the consummation of the transactions contemplated by this Agreement (including resignations).

6.3 Delivery to Sellers. At the Closing, Purchaser shall deliver:

6.3.1 To the Sellers the cash portion of the Purchase Price as provided in Section 1.3.2 by wire transfer of readily available funds;

6.3.2 The Note;

6.3.3 Opinion of Purchaser’s counsel; and

6.3.4 Such other documents and certificates as are reasonably requested by the Sellers for the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. All of the representations and warranties contained in Articles III and IV above shall survive the Closing for a period of two (2) years thereafter, except with respect to claims made prior thereto which shall be continuing, and except (i) the representations and warranties set forth in Sections 3.1, 3.3 and 3.5 shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.14 and 3.21 shall survive the Closing for a period of four (4) years, and (iii) the representations and warranties in Sections 3.9 and 3.18 shall survive the Closing until the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus 60 days. Any claim for indemnification based upon a breach of representation and warranty shall be made prior to the expiration of the applicable survival period for such representation and warranty.

7.2 Indemnification by the Sellers and Seller Guarantor.

7.2.1 If the Purchaser gives written notice of a claim for indemnification against any of the Sellers or Seller Guarantor in accordance with Section 7.5 below and there is an applicable survival period for the claim pursuant to Section 7.1 above and the notice is given within that time period, then, subject to the terms hereof, the Sellers and Seller Guarantor, jointly and severally, agree to indemnify and to hold Purchaser and the Subsidiaries harmless from and against, and agree to defend promptly Purchaser and the Subsidiaries from, and reimburse Purchaser and the Subsidiaries for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including without limitation reasonable attorneys’ fees and other legal costs and expenses, but such payments shall not include punitive or consequential damages unless such damages arise from third-party claims (collectively, “Losses”) that Purchaser and the Subsidiaries suffer or incur or become subject to with respect to or arising out of (i) any breach, inaccuracy or failure of any covenant, representation or warranty made by the Sellers in this Agreement, (ii) the matter set forth in item 2 of Section 3.9 and the matters set forth on Section 3.20 of the Disclosure Schedule and/or (iii) enforcement of this Agreement.

7.2.2 Notwithstanding the foregoing and subject to the provisions of Section 7.2.3 below, Purchaser and, following the Closing, the Subsidiaries shall not be entitled to any recovery for Losses suffered as a result of a breach of any representation and warranty of Sellers unless and until the aggregate amount of all Losses suffered by Purchaser and the Subsidiaries exceeds a cumulative aggregate deductible of (i) $250,000.00 less (ii) if any, Environmental Reimbursements paid to Sellers pursuant to Section 2.15 (the “Indemnification Basket”), and then only for the amount by which Losses exceed the Indemnification Basket, and the cumulative aggregate liability for all such Losses shall not exceed twenty-five percent (25%) of the Purchase Price (the “Indemnification Cap”). Furthermore, in the event Purchaser had Knowledge of a breach of a representation or warranty made in Article III of this Agreement and failed to notify Sellers prior to Closing, then to the extent Sellers and Seller Guarantor were prejudiced by such failure to notify, Purchaser and Purchaser Guarantor shall not be entitled to indemnification of Losses arising out of such breach.

7.2.3 For those Losses suffered due to Environmental Liabilities arising out of any breach of a representation or warranty in Section 3.21 discovered post-Closing (other than those Environmental Liabilities discovered in connection with the Remediation and those discovered by a Governmental Body directed inspection), Purchaser shall be responsible for the first $100,000.00 of Environmental Liabilities or Cleanup cost over and above and in addition to the Indemnification Basket. Purchaser acknowledges that Purchaser shall bear the burden to prove that such Losses arise out of Environmental Liabilities existing prior to Closing.

7.2.4 Notwithstanding anything above to the contrary, it is expressly understood that the obligations of Sellers to pay costs and expenses to perform and complete the Remediation shall not exceed, in the aggregate, the Indemnification Cap.

7.3 Indemnification by the Purchaser and Purchaser Guarantor.

7.3.1 Breach. If the Sellers give written notice of a claim for indemnification against the Purchaser or Purchaser Guarantor in accordance with Section 7.5 below and there is an applicable survival period for the claim pursuant to Section 7.1 above and the notice is given within that time period, then subject to the terms hereof, the Purchaser and Purchaser Guarantor, jointly and severally, agree to indemnify and to hold the Sellers harmless from and against, and agree to defend promptly the Sellers from and reimburse the Sellers for, any and all Losses that the Sellers may at any time suffer or incur, with respect to or arising out of any breach or inaccuracy of any of the representations, warranties and covenants made by Purchaser in or pursuant to this Agreement.

7.3.2 Indemnification for Insurance.

(a) Purchaser and Purchaser Guarantor agree that, with respect to Losses suffered by Purchaser, Purchaser Guarantor, or Subsidiaries after Closing that are subject to indemnification under this Article VII and are covered by any insurance applicable to the Subsidiaries and which was in effect prior to Closing, any retrospective or retroactive premium adjustments, self-insured retentions, deductibles and/or any other self insurance costs, including service or other charges associated with the foregoing, paid by the Sellers or Seller Guarantor to the extent arising from a claim made by Purchaser Guarantor, Purchaser, or Subsidiaries after Closing (“Insurance Losses”) shall be subject to and covered by the Indemnification Basket and the Indemnification Cap and any payment by the Sellers or Seller Guarantor in respect of such Insurance Losses shall apply to the Indemnification Cap discussed above in Section 7.2.2.

(b) If,

(i) the aggregate amount of the Sellers’ indemnification exceeds the Indemnification Cap (including the Sellers’ Insurance Losses just discussed) or

(ii) the Purchaser, Purchaser Guarantor, or Subsidiaries suffer any Losses that are not subject to indemnification under this Article VII but are covered by insurance in place prior to Closing and collection on such insurance will cause Insurance Losses to Sellers or Seller Guarantor then, Subsidiaries, Purchaser and Purchaser Guarantor, jointly and severally, agree to pay each of the Sellers and the Seller Guarantor any Insurance Losses the Sellers or Seller Guarantor may suffer, prior to the claim for any Losses being paid by the insurer.

(c) Sellers and Seller Guarantor shall be responsible for liabilities arising from the issues disclosed in item 2 of Section 3.9 and all of Section 3.20 of the Disclosure Schedule (including, without limitation, workers compensation claims incurred, but not reported, prior to Closing) and agrees to indemnify Purchaser, Purchaser Guarantor and, after Closing, the Subsidiaries from Losses arising out of such liabilities; provided, however, the Purchaser, Purchaser Guarantor, and Subsidiaries agree that any workers’ compensation claims arising from re-injuries post Closing shall be covered by Purchaser, Purchaser Guarantor, or Subsidiaries.

7.4 Matters Involving Third Parties.

7.4.1 If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Failure to provide such notice within a timely fashion shall reduce the Indemnifying Party’s obligation to indemnify to the extent such failure or delay causes the Indemnifying Party to suffer damage or prejudice.

7.4.2 Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party; and further provided the Indemnified Party may participate at its expense in all negotiations, litigation, discovery and related matters, and to participate in the defense thereof.

7.4.3 Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7.4.2 above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

7.4.4 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties.

7.5 Notice. Any notice of claim from a party, whether a third party claim or a direct demand for indemnification, shall state and substantiate in reasonable detail the basis for such claim, and such party shall provide the other party with: (i) reasonable access to or copies of any information contained in the records of the party or of the Subsidiaries and its independent accountants and other agents that is relevant to such claim; and (ii) such information and assistance as they may reasonably request, including making employees of the Subsidiaries available on a mutually convenient basis.

7.6 Amount of Liability. The amounts for which the parties shall be liable under this Article VII of this Agreement shall be: (a) net of any tax benefit realized or realizable by the indemnified party or the Subsidiaries by reason of the facts and circumstances giving rise to such liability; (b) calculated by taking into account any tax required to be paid by such party or the Subsidiaries as a result of the accrual or receipt of any payment made pursuant to Article VII of this Agreement; and (c) net of any insurance proceeds received by such party or the Subsidiaries as a result of the facts giving rise to the right of indemnification. Each Party agrees to use commercially reasonable efforts to minimize Losses for which it may seek indemnification from any other party pursuant to this Article VII, and to minimize the amount of such indemnification obligation by reasonably pursuing all possible insurance recovery or recovery from other available sources with respect to such Losses, and nothing herein will in any way diminish each party’s common law duty to mitigate its loss.

7.7 Exclusive Remedy. THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS ARTICLE VII WILL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OTHER THAN THOSE CONTAINED IN OR ARISING FROM ARTICLE II (EXCLUDING THE REMEDIATION). THE PROVISIONS OF THIS ARTICLE VII WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. THE PURCHASER ACKNOWLEDGES THAT IT HAS NO RIGHT TO RESCIND THIS AGREEMENT EITHER FOR A BREACH OF CONTRACT OR FOR NEGLIGENT OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY

OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS SECTION 7.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT THE LIABILITY OF SELLERS TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF SELLERS.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

8.1.1 the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

8.1.2 the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Sellers or the Seller Guarantor have breached any representation, warranty, or covenant contained in this Agreement, the Purchaser has notified the Sellers and Seller Guarantor of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if Sellers do not permit Purchaser to perform fully Phase II Sampling or if Sellers specify any conditions or limitations on the scope of Phase II Sampling that are unsatisfactory to Purchaser in its reasonable judgment, (iii) if upon completion of Phase II Sampling there is a reasonable possibility that the cost to complete Remediation could exceed $2.25 million, or (iv) if the Closing shall not have occurred on or before July 30, 2003, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results from the Purchaser or Purchaser Guarantor itself breaching any representation, warranty, or covenant contained in this Agreement); and

8.1.3 the Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event the Purchaser or the Purchaser Guarantor has breached any material representation, warranty, or covenant contained in this Agreement, the Sellers have notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if upon completion of Phase II Sampling there is a reasonable possibility that the cost to complete Remediation could exceed $2.25 million, or (iii) if the Closing shall not have occurred on or before July 30, 2003, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results from any of the Sellers or the Seller Guarantor itself breaching any representation, warranty, or covenant contained in this Agreement).

8.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

ARTICLE IX

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 3.15.

“Acquisition Review” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the caption of this Agreement.

“Arbitrator” has the meaning set forth in Section 2.5.

“Business” has the meaning set forth in the Introduction.

“Capitalization Chart” has the meaning set forth in Section 3.3.

“Change of Control” shall be deemed to have occurred if after Closing, (i) any Person other than Purchaser Guarantor, its subsidiaries (hereinafter individually and collectively referred to as “Saurer”) is or becomes the beneficial owner, directly or indirectly, of securities of the Subsidiaries representing 50% or more of the combined voting power of their outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (“Voting Securities”), (ii) in the event that following a merger, recapitalization, reorganization, consolidation or sale of assets by the Subsidiaries, or any combination thereof, any Person other than Saurer is or becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Securities of the surviving entity or entities, or (iii) the shareholder(s) of the Subsidiaries shall determine to liquidate or sell substantially all of their assets.

“Cleanup” as defined in “Environmental Liabilities” herein.

“Closing” and “Closing Date” have the meanings set forth in Section 6.1 and refer to both consummation of the transactions contemplated in this Agreement as well as the date on which such consummation occurs, depending upon the context.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Consolidated Balance Sheet” means a balance sheet of the consolidated assets and liabilities (other than pension) of the Subsidiaries prepared as of the Closing Date (not giving effect therein to actions Purchaser may take on or after Closing) in accordance with GAAP and, to the extent in accord with GAAP, on a basis consistently applied with the Financial Statements. Notwithstanding the foregoing, it is expressly understood that (i) inventory valuation and provision for obsolete items and slow-moving items shall be based on calculations and procedures used in the preparation of Seller Guarantor’s December 31, 2002 balance sheet; (ii) unpaid and prepaid personal property taxes and real estate taxes shall be prorated and accrued as a liability or an asset; (iii) deferred tax benefits from the write off of good-will for accounting purposes and not for tax purposes shall be accrued as an asset on the Consolidated Balance Sheet, assuming a combined income tax rate of 40.0% and as historically calculated on the December 31, 2002 balance sheet; (iv) deferred tax liabilities from the accelerated depreciation of assets for tax purposes and not for accounting purposes shall be accrued as a liability on the Consolidated Balance Sheet, assuming a combined income tax rate of 40.0% and as historically calculated on the December 31, 2002 balance sheet; (v) in calculating the accrued liability for “retiree life insurance benefits” (“OPEB”), a discount rate assumption of 6.5% shall be used; (vi) an accrual shall be established relating to any self insurance health claims unreported based upon the Subsidiaries historical claims experience; (vii) inter-company payables and receivables between the Subsidiaries and other Ampco-Pittsburgh entities shall be eliminated; (viii) property and assets which had been recently held at the Ampco-Pittsburgh level related to feed screws as identified on Schedule 3.10 shall be reflected on the balance sheet at Closing at a book value of $160,000; (ix) the LIFO reserve relating to inventory shall be eliminated; (x) any negative cash balance shall be reclassified as accounts payable; (xi) the same policies for depreciation and amortization and for expensing and capitalizing assets used in preparing the December 31, 2002 balance sheet will be utilized and capital assets will be depreciated and amortized through the Closing Date; (xii) other customary accruals and year-end adjustments, if any, will be made as though the Closing Date were the year end; and (xii) there will be no accruals of liabilities for matters retained by Sellers pursuant to Section 7.2.1, clause (ii).

“Consolidated Net Worth” means the excess of assets over liabilities as shown on the Consolidated Balance Sheet.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Stock by Sellers to Purchaser;

(b) the execution, delivery, and performance of the Note and the Employment Agreements;

(c) the performance by Purchaser and Sellers of their respective covenants and obligations under this Agreement; and

(d) Purchaser’s acquisition and ownership of the Stock and exercise of control over the Subsidiaries.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Controlled Group Liability” has the meaning set forth in Section 3.18.7.

“Copyrights” has the meaning set forth in Section 3.14.

“Demand” has the meaning set forth in Section 2.5.

“Disclosure Schedule” – the Disclosure Schedule delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement, as hereafter supplemented and amended by the mutual written agreement of the parties, described at the beginning of Article III.

“Dispute Notice” has the meaning set forth in Section 2.5.

“Earnings” has the meaning set forth in Section 2.11.2.

“Employment Agreements” means the agreements to be executed in accordance with Section 2.4.

“Employee Plans” has the meaning set forth in Section 3.18.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; provided, however, Encumbrance does not include (i) easements, permits, covenants, conditions, mineral leases, and other restrictions or limitations on the use of real property or irregularities or defects in title thereto which do not materially impair the use of such property by the Subsidiary in the operation of the Business as currently conducted, (ii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Subsidiaries’ Business as currently conducted thereon, or (iv) any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easements, limitations, or restriction of any kind that is a matter of public record.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater,

drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Condition” – any condition that requires remediation to comply with Environmental Laws, assuming that future use of the affected property will be the same as the current use.

“Environmental Law” – any Legal Requirement that requires:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) protecting resources, species, or ecological amenities;

(e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

(g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment from Hazardous Materials, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets by Hazardous Materials.

“Environmental Liabilities” – any Losses arising from or under Environmental Law consisting of or relating to:

(a) any environmental matters or conditions (including onsite or offsite contamination and regulation of chemical substances or products) with respect to (i) any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller Guarantor, Sellers or any Subsidiary has an interest, or with respect to any property or Facility at which Hazardous Materials are generated, manufactured, refined, transferred, imported, used, or processed by any Subsidiary, or any other Person for whose conduct a Subsidiary is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received or (ii) regulation of Hazardous Materials;

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

(c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal of containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person); or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

“Environmental Reimbursements” has the meaning set forth in Section 2.15.

“ERISA” – the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning set forth in Section 3.18.7.

“Facilities” – any real property, leaseholds, or other interests now or formerly owned or operated by any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) now or formerly owned or operated by any Subsidiary.

“Financial Statements” has the meaning set forth in Section 3.7.

“GAAP” – generally accepted United States accounting principles.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Subsidiaries.

“Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”) as amended as of the Closing Date, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness” shall mean (a) all indebtedness of the Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, including overdrafts or unpaid checks, (b) all indebtedness of the Subsidiaries for the deferred purchase price of property or services represented by a note, (c) all indebtedness of the Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of the Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been made or must be in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Subsidiaries are liable as lessee, (f) any liability of the Subsidiaries in respect of banker’s acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above that is directly or indirectly guaranteed by the Subsidiaries or that the Subsidiaries have agreed (contingently or otherwise) to purchases or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, excluding in each case any indebtedness of the Subsidiaries with respect to supplier advances, plus, in each case, accrued interest thereon.

“Indemnification Basket” has the meaning set forth in Section 7.2.2.

“Indemnification Cap” has the meaning set forth in Section 7.2.2.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Initial Transfer Amount” has the meaning set forth in Section 2.11.3.

“Initial Transfer Date” has the meaning set forth in Section 2.11.3.

“Insurance Losses” has the meaning set forth in Section 7.3.

“Intellectual Property Assets” has the meaning set forth in Section 14.1.

“IRC” – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – (i) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; (ii) Seller, Sellers, Subsidiaries or Seller Guarantor will each be deemed to have “Knowledge” of a particular fact or other matter if Ernest G. Siddons, Rose Hoover, T. A. Doland and/or K. E. Young has or at any time had Knowledge of such fact or other matter; and (iii) Purchaser or Purchaser Guarantor will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as a director, officer, partner, executor, or trustee (or in any similar capacity) of Purchaser Guarantor or Purchaser has Knowledge of such fact or other matter.

“Legal Requirement” – any federal, state, local, municipal, other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Losses” has the meaning set forth in Section 7.2.

“Marks” has the meaning set forth in Section 3.14.

“Material Adverse Effect” means change, effect or circumstance that, individually or when taken together with all other such change, effect or circumstance that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, properties, assets (including intangible assets), financial condition or operations of the Subsidiaries, or (b) is delaying or preventing, or is reasonably likely to delay or prevent, the consummation of the Contemplated Transactions.

“Note” has the meaning set forth in Section 1.3.2.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Patents” has the meaning set forth in Section 3.14.

“Person” means any individual, entity, or unincorporated business or company.

“Phase I Sampling” has the meaning set forth in Section 2.2.

“Phase II Sampling” has the meaning set forth in Section 2.2.

“Prime Rate” shall mean the domestic prime rate of interest reported in The Wall Street Journal as the prime rate of interest in effect on the first business day of each calendar month or, if a prime rate of interest for such date is not so reported, the prime rate shall be the prime rate of interest on the most recent previous date for which such a rate was so reported. If the Wall Street Journal reports more than one such prime rate of interest, the prime rate shall be the average of the prime rates so reported. In the event The Wall Street Journal’s regular publishing of a prime rate is discontinued, interrupted or terminated for any reason, and until such time as such regular publishing of a prime rate by The Wall Street Journal resumes, the Prime Rate shall be the prime rate of interest (or, in the absence thereof, a comparable index) of Citibank, New York, New York (or its successors) in effect at 9:00 a.m. (New York time) on the first business day of each calendar month.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any judicial or administrative court, tribunal or other Governmental Body or arbitrator.

“Proprietary Rights Agreement” has the meaning set forth in Section 3.18.11.

“Purchaser Pension Plan” has the meaning set forth in Section 2.11.1.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchase Price Adjustment” has the meaning set forth in Section 1.4.

“Purchaser” has the meaning set forth in the caption of this Agreement.

“Remediation” has the meaning set forth in Section 2.15.

“Sellers” means Ampco-Pittsburgh Securities V Corp. and Ampco UES SUB, Inc.

“Seller’s Defined Contribution Plan” has the meaning set forth in Section 2.12.2.

“Seller Guarantor Affiliated Group” means the affiliated group of corporations filing a consolidated tax return for United States federal income tax purposes, the common parent of which is Seller Guarantor.

“Seller Pension Plan” has the meaning set forth in Section 2.11.1.

“Sponsored Plans” has the meaning set forth in Section 2.12.1.

“Stock” has the meaning set forth in the Introduction.

“Straddle Period” has the meaning set forth in Section 2.9.2.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 7.4.

“Third Party Consents” has the meaning set forth in Section 2.6.

“Title Commitments” has the meaning set forth in Section 2.14.

“Title Policies” has the meaning set forth in Section 2.14.

“Trade Secrets” has the meaning set forth in Section 3.14.

“Transfer Amount” has the meaning set forth in Section 2.11.2.

“Transferred Participants” has the meaning set forth in Section 2.11.1.

“True-Up-Date” has the meaning set forth in Section 2.11.3.

ARTICLE X

MISCELLANEOUS

10.1 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the Subsidiaries and their respective heirs, executors, administrators, personal representatives, successors and assigns.

10.2 Facsimile: Counterparts. This Agreement may be executed by facsimile transmission in several counterparts, and all counterparts so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all the parties have not signed the original or the same counterpart. Any counterpart signed by the party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original of this Agreement to prove its contents.

10.3 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

10.4 Headings, Etc. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof. Wherever the terms “he,” “him” and “his” are used in this Agreement, unless the context otherwise requires, they shall be deemed to include the terms “she,” “her,” “hers,” “it” and “its.” Further, unless the context otherwise requires, the singular shall be deemed to include the plural and vice versa.

10.5 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania, irrespective of its conflicts of laws principles.

10.6 Enforceability of Agreement. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10.7 Further Assurances. Each party hereto agrees that he or it will execute and deliver, or cause to be executed and delivered, such further instruments of transfer and conveyance, and take such other actions as may be necessary or advisable to carry out and consummate the transactions contemplated by this Agreement.

10.8 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (b) upon delivery, if sent by hand delivery, (c) upon delivery, if sent by prepaid courier, with a record of receipt, or (d) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

(i) if to Purchaser, to:

XALOY Incorporated

101 Xaloy Way

Pulaski, VA 24301

Attention: Mr. Walter G. Cox, President

With copies in each case to:

T. H. Kemper

Woods, Rogers & Hazlegrove, P.L.C.

10 South Jefferson Street, Suite 1400

P.O. Box 14125

Roanoke, Virginia 24038-4125

(ii) if to Purchaser Guarantor, to:

Saurer Management AG

Bahnhofplatz 12

Postfach

CH-8401 Winterhur

Switzerland

ATT:        Josef Steiger

                Group Vice President

FAX:        41 (0)52 264 0910

(iii) if to Sellers, to:

Ampco-Pittsburgh Securities V Corp. or

Ampco UES SUB, Inc.

Mellon Bank Center

Wilmington, DE 19801

ATTN: Rose Hoover

FAX: (302) 421-2245

(iv) if to Seller Guarantor, to:

Ampco-Pittsburgh Corporation

600 Grant Street, Suite 4600

Pittsburgh, PA 15219

ATTN: Ernest G. Siddons

            Executive Vice President and Chief Operating Officer

FAX:    (412) 456-4420

Notices to the Subsidiaries shall be addressed in care of Sellers before Closing and in care of Purchaser after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

10.9 Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits expressly referred to herein, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.10 Arbitration. The parties agree to use every reasonable effort to settle any dispute or disagreement between them relative to this Agreement by amicable means and not to resort to legal action unless and until the parties have in good faith attempted to settle such dispute or disagreement. If this method of resolution should prove to be impracticable, any controversy or claim arising out of or relating to this Agreement (other than those arising with respect to Section 2.8) shall be submitted to and be finally resolved by arbitration. Unless the parties interested mutually agree on a different method of arbitration, then any interested party may submit the matter to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three independent arbitrators to be selected and appointed by the American Arbitration Association. The arbitration shall take place in a neutral location. The arbitrators may employ the services of such accountants and agents as they may deem necessary. Interested parties may present to the arbitrators such evidence as they may deem appropriate. The determination of a majority of the arbitrators shall be final and binding upon all persons for all purposes. The parties shall split the cost of the arbitration equally; however, each party shall bear the expenses of its or his attorney and the expenses of its or his proof, if any. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

{SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

XALOY INCORPORATED

By:	/s/ WALTER COX
Name:	Walter Cox
Title:	President

SAURER LTD

By:	/s/ JOSEF STEIGER	/s/ BERND SCHEDLER
Name:	Josef Steiger	Bernd Schedler
Title:	Vice President	Group Controller

AMPCO-PITTSBURGH SECURITIES V CORP.

By:	/s/ ROSE HOOVER
Name:	Rose Hoover
Title:	Vice President

AMPCO UES SUB, INC.

By:	/s/ ROSE HOOVER
Name:	Rose Hoover
Title:	Vice President

AMPCO-PITTSBURGH CORPORATION

By:	/s/ ERNEST G. SIDDONS
Name:	Ernest G. Siddons
Title:	Executive Vice President and
Chief Operating Officer

ATTACHMENTS

EXHIBITS

Exhibit 1—Promissory Note

Exhibit 2—Allocation Schedule

Exhibit 3—Form of Employment Agreement for Key Employees

Exhibit 4—Capitalization Chart

Exhibit 5—Legal Opinion of Purchaser’s Counsel

Exhibit 6—Legal Opinion of Seller’s Counsel

DISCLOSURE SCHEDULE

Section 2.1.4—Employment Terms; Compensation

Section 3.6—No Conflict

Section 3.8—No Material Adverse Change

Section 3.9—Taxes

Section 3.10—Title to Properties; Encumbrances

Section 3.11—Real Property

Section 3.12—Leases

Section 3.13—Tangible Personal Property not owned by the Subsidiaries

Section 3.14.2—Know-How Necessary for the Business

Section 3.14.3—Material Intellectual Property Licenses

Section 3.14.4—Patents

Section 3.14.5—Infringement

Section 3.16—Inventory

Section 3.17—Contracts

Section 3.18—Employee Plans; Labor Relations; Compliance

Section 3.19—Insurance

Section 3.20—Legal Proceedings

Section 3.21—Environmental Matters

Section 3.22—No Undisclosed Liabilities

Section 3.23—Bank Accounts, Powers of Attorney, D&Os

Section 3.25—Material Licenses and Permits